EXHIBIT 2.2

                          AGREEMENT AND PLAN OF MERGER

                                       OF

                             CTPI ACQUISITION CORP.
                            (a Delaware corporation)

                                  WITH AND INTO

                                 EHOTHOUSE, INC.
                            (a Delaware corporation)


                  Agreement and Plan of Merger (the "MERGER AGREEMENT") entered into on February 5, 2001 by eHotHouse, Inc., a business corporation of the State of Delaware ("EHOTHOUSE"), and Change Technology Partners, Inc., a business corporation of the State of Delaware ("CTPI"), to which a wholly-owned subsidiary of CTPI to be named CTPI Acquisition Corp., a business corporation of the State of Delaware ("MERGER SUB") shall become a party.

                  WHEREAS eHotHouse is a business corporation of the State of Delaware; and

                  WHEREAS Merger Sub is a business corporation of the State of Delaware with its registered office therein located at 615 South DuPont Highway, City of Dover, County of Kent; and

                  WHEREAS the total number of shares of stock which CTPI has authority to issue is 100 shares, all of which are common stock, par value $0.01 each; and

                  WHEREAS the General Corporation Law of the State of Delaware permits the merger of a business corporation of the State of Delaware with and into another business corporation of the State of Delaware; and

                  WHEREAS eHotHouse, CTPI and Merger Sub and the respective Boards of Directors thereof declare it advisable and to the advantage, welfare, and best interests of said corporations and their respective stockholders to merge Merger Sub with and into eHotHouse pursuant to the provisions of the Business Corporation Act of the State of Delaware upon the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the premises and of the mutual agreement of the parties hereto, being thereunto duly entered into by eHotHouse, CTPI and Merger Sub, the Merger Agreement and the terms and conditions thereof and the mode of carrying the same into effect, together with any provisions required or permitted to be set forth therein, are hereby determined and agreed upon as hereinafter in this Merger Agreement set forth.

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                                                                               2


                  1. eHotHouse and Merger Sub shall, pursuant to the provisions of the Business Corporation Act of the State of Delaware, be merged with and into a single corporation, to wit, eHotHouse, which shall be the surviving corporation from and after the effective time of the merger, and which is sometimes hereinafter referred to as the "SURVIVING CORPORATION", and which shall continue to exist as said surviving corporation under its present name pursuant to the provisions of the General Corporation Law of the State of Delaware.

                  2. The present Certificate of Incorporation of Merger Sub will be the Certificate of Incorporation of the surviving corporation until changed, altered or amended in the manner prescribed by the provisions of the General Corporation Law of the State of Delaware.

                  3. The present by-laws of Merger Sub will be the by-laws of the surviving corporation and will continue in full force and effect until changed, altered or amended as therein provided and in the manner prescribed by the provisions of the General Corporation Law of the State of Delaware.

                  4. The directors and officers in office of Merger Sub at the effective time of the merger shall be the members of the first Board of Directors and the first officers of the surviving corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the by-laws of the surviving corporation.

                  5.1 Each share of Class A Common Stock of eHotHouse issued and outstanding immediately prior to the effective time of the merger ("EFFECTIVE TIME") shall, at the Effective Time, and without any action on the part of the holder thereof, be converted into the right to receive either (a)
1.44385 shares of CTPI's Common Stock, or (b) 2.165775 dollars; PROVIDED, that the holders of shares of Class A Common Stock of eHotHouse may only receive, in the aggregate, up to $400,000 in cash in exchange for their shares. If holders, in the aggregate, elect to receive cash in excess of $400,000, the cash will be divided pro rata amongst those holders that so elect.

                  5.2 Each share of Class B Common Stock of eHotHouse issued and outstanding immediately prior to the Effective Time shall, and without any action on the part of the holder thereof, be converted into the right to receive one (1) share of CTPI's Common Stock.

                  5.3 Each share of Series A Convertible Preferred Stock, par value $.01 per share of eHotHouse issued and outstanding immediately prior to the Effective Time shall, at the Effective Time and without any action on the part of the holder thereof, be canceled and rendered null and void.

                  6. In the event that this Merger Agreement shall have been fully approved and adopted upon behalf of the terminating corporation and upon behalf of the surviving corporation in accordance with the provisions of the General Corporation Law of the State of Delaware, the said corporations agree that they will cause to be executed and filed and recorded any document or documents prescribed by the laws of the State of Delaware, and that they will cause to be performed all necessary acts within the State of Delaware and elsewhere to effectuate the merger herein provided for.

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                  7.       The Board of Directors and the proper officers of the
terminating corporation and of the surviving corporation are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Merger Agreement or of the merger herein provided for.



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                  IN WITNESS WHEREOF, this Agreement and Plan of Merger is
hereby executed upon behalf of each of the constituent corporations parties thereto.

Dated:  as of February 5, 2001


                                   EHOTHOUSE, INC.


                                   By:  /s/  Matthew Ryan
                                        ---------------------------------------
                                        Name:   Matthew Ryan
                                        Title:  Chief Executive Officer and
                                                President


                                   CHANGE TECHNOLOGY PARTNERS, INC.


                                   By:  /s/  Kathleen Shepphird
                                        ---------------------------------------
                                        Name:   Kathleen Shepphird
                                        Title:  Managing Director


The undersigned hereby joins and becomes a party to this Agreement and Plan of Merger as of February 6, 2001.


                                   CTPI ACQUISITION CORP.


                                   By:  /s/  Robert Westerfield
                                        ---------------------------------------
                                        Name:   Robert Westerfield
                                        Title:  Executive Vice President and
                                                Chief Operating Officer